EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”), dated as of January 30, 2009 (the “Effective Date”), is made by and among William Plamondon (“Executive”) and Ecologic Transportation, Inc. or its successor company, a Nevada corporation (the “Company”).

     WHEREAS, Executive will be employed by the Company as its Chief Executive Officer (CEO).

     WHEREAS, the members of the Board of Directors of the Company desire to enter into an employment agreement with Executive, which employment agreement from January 30, 2009 through January 30th 2012; and

     WHEREAS, the agreed upon terms and conditions of Executive’s continued employment are embodied in this Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

Section 1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, subject to the approval and ratification of Board of Directors, such approvals to be obtained prior January 15th, 2009 to the Effective Date, the Company agrees to employ Executive as its Chief Executive Officer to render such services as would be customary and to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position listed above.

Section 2. Performance. (a) Executive accepts the employment as set forth in Section 1 herein and agrees to concentrate all of his/her professional time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the Board of Directors of the Company may from time to time stipulate and which shall not be inconsistent with the position listed above.

(b) Without limiting the generality of the foregoing, Executive ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday. Executive further agrees that when the performance of his/her duties reasonably requires, he/she shall be present on the Company’s premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

Section 3. Term/Termination.

3.1 Term. The term of employment under this Agreement (the “Employment Period”) shall commence on January 30th 2009 and terminate on January 30th 2012, unless earlier terminated pursuant to the termination provisions set forth herein. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Executive’s employment may be terminated by the Company only for Due Cause (as hereinafter defined). At the end of the Employment Period, the continuation of Executive’s employment with the Company shall be at the will of the Company and Executive on terms and conditions agreed to by the Company and Executive and there shall be no obligation on the part of the Company or Executive to continue such employment, provided, however, that not later than August 31st, 2011, the Company and Executive shall provide to each other reasonably specific notice of their respective intentions with regard to continuation of Executive’s employment subsequent to the Employment Period.

3.2 Termination for Due Cause. The Employment Period may be terminated for Due Cause only for the following reasons and upon the terms and conditions set forth in this Section 3.2. The Company, by a vote of a majority of the Board of Directors (a “Termination Vote”) may terminate the Employment Period, effective upon written notice of such termination to Executive, such notice made pursuant to Section 7 herein, in the event of (i) a material breach by Executive of his fiduciary duty or duty of loyalty to Company or of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice by the Company; (ii) the failure of Executive to comply with any material term of this Agreement which materially adversely affects the Company; (iii) commission by Executive of theft or embezzlement of property of the Company or other acts of dishonesty of a material nature and/or commission by Executive of a crime resulting in a material injury to the businesses, properties or reputations of the Company or any of its affiliates; (iv) commission of an act by Executive in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to constitute gross, willful or wanton negligence; (v) willful refusal to perform or substantial neglect of the duties assigned to Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice by the Company; or (vi) any significant violation of any statutory or common law duty of loyalty to the Company or its affiliates. All compensation paid to Executive shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and all unvested Stock Options shall immediately expire.

3.3 Termination Due to Death. The Employment Period shall be terminated upon the death of Executive. All compensation paid to Executive shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 4.1 herein and earned but unpaid bonus payments pursuant to Section 4.2 herein. All unvested Stock Options shall immediately become vested.

3.4 Termination Due to Permanent Total Disability. The Employment Period shall be terminated upon the Permanent Total Disability (as defined in this Section 3.4) of Executive following written notice from the Company. Permanent Total Disability is defined as an inability by Executive to perform substantially all of the services required pursuant to this Agreement for a continuous period of ninety (90) days or for a period aggregating at ninety (90) days in any consecutive twelve (12) month period when such inability is caused by illness or a physical or mental disability. Such Permanent Total Disability shall be determined by a physician selected jointly by the parties hereto. All unvested Stock Options shall immediately become vested.

3.5 Termination Other Than Due Cause, Death, Disability or Resignation. In the event that Executive’s employment is terminated for reasons other than Due Cause, or resignation, then all Stock Options scheduled to vest within one year of the date of such termination shall vest immediately and the Company shall pay as severance compensation to Executive six (6) months salary compensation at his then annual salary compensation rate, including bonus earned as of the termination date. Any severance compensation paid to Executive shall be paid ratably over the remaining payment period following termination. Any bonus compensation earned as of the termination date shall be paid to Executive pursuant to the bonus payment schedule set forth in Section 4.2 herein.

3.6 Termination by Executive. Executive may terminate the Employment Period (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within thirty (30) days following written notice by Executive to Board of Directors of Company of such breach or (ii) at Executive’s convenience. In the event that Executive’s resignation is due to an uncured breach by the Company, such resignation shall be deemed a termination by the Company as without Due Cause for purposes of vesting of Stock Options pursuant to Section 4.3 herein and for payments of salary and bonus compensation as set forth in Sections 4.1 and 4.2, respectively, herein. In the event that the Employment Period is terminated by Executive at his convenience, then Executive will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1, 4,2, and 4.3, respectively, herein.

3.7 Surrender of Position and Properties. Upon termination of Executive’s employment with the Company, regardless of the cause therefore, Executive shall promptly be deemed to have resigned from the Company’s Board of Directors and as an officer and director of any of the Company’s affiliates, if serving as such at that time, and shall surrender to the Company or its affiliates all property provided to him by the Company or its affiliates, as applicable, for use in relation to his employment and further, Executive shall surrender to the Company or its affiliates, as applicable, any and all sales materials, lists of customers and prospective customers, investment performance reports, files, patent applications, records, models or other materials and information of or pertaining to the Company or its affiliates or their customers or prospective customers or the products, businesses and operations of the Company or its affiliates.

3.8 Survival of Covenants. The covenants of Executive set forth in Section 5 herein shall survive the termination of the Employment Period or termination of this Agreement.

Section 4. Compensation/Expenses.

4.1 Salary. In exchange for the services to be rendered by Executive hereunder, the Company agrees to pay, during the Employment Period, a salary at an annual rate of $420,000 at such intervals as may be consistent with the Company’s normal compensation schedule, but not less than once per month.

4.2 Bonus.

(a) The Company shall establish an annual bonus plan of which certain management employees of the Company shall be eligible to participate, which annual bonus plan shall comprise a calendar year (the “Plan Year”). Executive will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Board of Directors. Pursuant to this annual bonus plan, Executive shall be eligible for discretionary performance and incentive bonuses if and as may be determined in the sole discretion of the Board of Directors of the Company. The goals that shall be tied to the Company’s Long Term Financial Pro forma and shall serve as the basis of evaluation for any payments awarded pursuant to the Company’s annual bonus plan shall be established and approved by the Board of Directors. At the conclusion of the Plan Year, the Board of Directors shall determine the level of success achieved by the Executive against the Annual Goals and recommend the amount of the annual bonus plan payment. If Executive’s employment is terminated for reasons other than Due Cause or his voluntary resignation, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Board of Directors. All payments related to the annual bonus plan are subject to the prior approval by the Board of Directors and the Company’s ability to make such payments when considering the cash position of the Company.

(b) Plamondon will receive a One Hundred Thousand Dollar ($100,000) bonus after two letters of intent for acquisition of other companies are accepted by the Company’s Board of Directors.

4.3 Stock. The Company hereby grants to Executive the right to purchase the following stock at par value $.001 in the Company. As of the Effective Date of this Agreement, the Company grants Executive 26% of equity in the Company or five million three hundred and nine thousand seven hundred and fifty (5,309,750) shares as of January 15 2009. If the executive voluntarily resigns from office during the period of his employment he must return a proportionate amount of equity on a pro rata basis equal to 66%. However, in the event of a change of control of the Company, all stock will immediately vest.

4.4 Insurance. OPTION 1 Executive if he so elects and if permissible by the Company plans, will be entitled to participate in fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for executives of Company. Participation will be in accordance with any plans and any applicable policies adopted by Company.

OPTION 2 During the Employment Period, the Company shall reimburse Executive for health care insurance including dental as well as reimburse Executive for equivalent life insurance coverage. Such reimbursement shall cease once a company benefits plan is in place.

4.5 Business Expenses. Executive shall be reimbursed for business-related expenses that he incurs pursuant to his employment with the Company, such expenses to be timely submitted and reasonable, and subject to the Company’s then standing Expense Reimbursement Policy and the review and approval of the Board of Directors or its authorized designate. Executive shall provide the Company with expense reports detailing business-related expenses and supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service. Plamondon is located in the state of Florida and Plamondon will not have to relocate. Plamondon as part of this engagement of Plamondon is required to commute to Company and shall have expenses paid accordingly.

4.7 Vacation. Executive shall be entitled to vacations in accordance with Company policy in effect from time to time. Until written policies are adopted, Plamondon will accrue three (3) weeks vacation during the Initial Term and four (4) weeks vacation during each Additional Term.

4.8 Company Vehicle. Executive will be entitled to an automobile allowance of $750.00 per month or, at the discretion of the Company, to the use of a Company-owned or leased vehicle.

Section 5. Covenants of Executive.

5.1 Confidentiality. During the Employment Period and following the termination thereof for any reason, Executive shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its affiliates, any secret or confidential information, lists of customers and prospective customers or any other information of or pertaining to the Company or its affiliates that is not generally known within the trade of the Company or its affiliates or which is not publicly available.

5.2 Inventions and Secrecy. Except as otherwise provided in this Section 5.2, Executive (i) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret and confidential information, knowledge, or data of the Company and its affiliates obtained by Executive during his employment by the Company, which is not generally know to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his employment by the Company and following the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person or entity other than the Company or its affiliates or persons or entities designated by the Company; (ii) shall promptly disclose to the Company all inventions, ideas, devices and processes made or conceived by him along or jointly with others, from the time of entering the Company’s employ and until such employment is terminated and for a one (1) year period following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company or its affiliates or resulting from or suggested by any work which he may have done for or at the request of the Company or its affiliates; (iii) shall at all times during his employment with the Company, assist the Company and its affiliates in every proper way (at the expense of the Company) to obtain and develop for the benefit of the Company inventions, ideas, devices and processes, whether or not patented; and (iv) shall perform all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices and processes referred to in this Section 5.2. Executive and Company each agree that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Executive or come into his or its possession by reason of and during the term of Executive’s engagement with Company are the property of Company and will not be used by his in any way adverse to Company’s interests. Executive also agrees not to allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company. Executive agrees to deliver to the Company, upon demand, and in any event upon the termination of Executive’s engagement, all of such documents and things which are in Executive’s possession or under his or its control. Executive expressly agrees that all of his work product shall be and remain the sole and exclusive property of the Company. Accordingly, all work products eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company.

5.3 Competition Following Termination. For the six month period (severance period) following termination, for any reason, of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, (i) engage directly or indirectly, whether as an officer, director, stockholder (of 10% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise with the operation, management or conduct of any business that competes with the businesses of the Company or its affiliates being conducted at the time of such termination; (ii) solicit, contact, interfere with, or divert any customer served by the Company or its affiliates, or any prospective customer identified by or on behalf of the Company or its affiliates (such customers and prospective customers existing or identified by the Company as of the date of Executive’s termination) if such intention is to divert business from or compete with the Company; or (iii) solicit any person then or previously employed by the Company or its affiliates to join Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the businesses of the Company or its affiliates being conducted at the time of such termination. Executive shall not, without the prior written consent of the Company compete in a “Green”transportation company for a period of two (2) years.

5.4 Acknowledgement. Executive acknowledges that the restrictions set forth in this Section 5 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its affiliates and that the enforcement thereof will not in any manner preclude Executive, in the event of his termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a reasonable standard of living for himself, the members of his family and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

5.5 Severability - Covenants. The covenants of Executive contained in this Section 5 shall each be construed as any agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful and the remainder of such provision and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

Section 6. Indemnification. In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company currently maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Section 7. Notice. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein and (iii) via facsimile to the fax number provided by the Parties below with a confirmation receipt. Notice will hereby be deemed to be satisfied via the delivery of any of the methods listed above.

If to the Company:
Attn: General Counsel
Chase Mellen
Address: 1157 S. Beverly Dr
Los Angeles, CA 90035

Facsimile

If to Executive:
Address:

4240 Galt Ocean Drive
Suite 404
Fort Lauderdale, FL 33308

Facsimile:

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.

Section 8. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or;

(ii) Executive unless made in writing and signed by him. The waiver by the Company or Executive of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

Section 9. Governing Law/Waiver of Claims/Arbitration. (a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada without giving effect to the principles of conflicts of laws thereof.

(b) Each Party to this Agreement hereby waives any claim it may have on such other Party due to any past business dealings between the Parties prior to the Effective Date of this Agreement. Additionally, the parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Executive the breach, termination or validity thereof or the present and future dealings between the parties, such disagreements and controversies shall be subject to a two step mediation and binding arbitration process. The first step will first to a one time mediations session to be held in accordance with the Nevada Bar Associations Mediation guidelines and to be heard in front of a Mediation expert that has been practicing for a period of at least 5 years. If the Parties fail to resolve their dispute via Mediation, the Parties agree to a second step of binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to be held in Las Vegas, Nevada before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of a continuing dispute following mediation of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.

Section 10. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Employment Period.

Section 11. Reservation of Right. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of this Agreement without advance notice to or recourse by Executive.

Section 12. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.

Section 13. Remedies for Breach. Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Agreement to be performed by him, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person or entity in violation of any of the terms of this Agreement, and to obtain damages for any breach of this Agreement. In the event of a material breach by the Company of any of the terms and conditions of this Agreement to be performed by it, Executive shall have all remedies, legal or equitable, available to him under the laws of the State of Nevada. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

Section 14. Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available pursuant to this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by an arbitrator or court, as the case may be.

Section 15. Headings. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 16. Severability – General. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

Section 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

Ecologic Transportation, Inc.

By:

Printed:

Title:

Date:

William Plamondon

By:	/s/ William N. Plamondon

Printed:	William N. Plamondon

Date:	January 30, 2009